Exhibit 99.1

Consent of Evercore Group L.L.C.

April 21, 2011

The Board of Directors

optionsXpress Holdings, Inc.

311 W. Monroe, Suite 1000

Chicago, IL 60606

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 18, 2011, to the Board of Directors of optionsXpress Holdings, Inc. as Annex C to, and references thereto and our firm under the captions “Summary—Opinion of Evercore Group L.L.C., Financial Advisor to optionsXpress”, “Risk Factors—The fairness opinion obtained by optionsXpress from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion”, “The Merger—Background of the Merger”, and “The Merger—Opinion of Evercore Group L.L.C., Financial Advisor to optionsXpress” in, the proxy statement/prospectus relating to the proposed merger involving optionsXpress Holdings, Inc. and The Charles Schwab Corporation, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of The Charles Schwab Corporation, as filed by The Charles Schwab Corporation on April 21, 2011. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

EVERCORE GROUP L.L.C.

By:	/s/ Jane Gladstone
Senior Managing Director